USA Truck Completes $225 Million Amended and Restated
Senior Secured RevolvingCredit Facility

Expanded and Improved Facility Reflects USA Truck’s Business Progress

Van Buren, AR – February 1, 2019 – USA Truck, Inc. (NASDAQ: USAK), a leading capacity solutions provider, has completed an amended and restated $225 million senior secured revolving credit facility with a group of banks and Bank of America, N.A. as agent.  The facility also includes an uncommitted $75 million accordion feature.  This facility will be used to finance the Company’s existing debt, finance ongoing working capital needs, capital expenditures, and for general corporate purposes.

Jason Bates, Executive Vice President and Chief Financial Officer, commented, “We appreciate the ongoing partnership of our banking syndicate members, as evidenced by their support in upsizing and extending our credit facility. This amended and restated facility reduces our future borrowing costs, provides us approximately $55.0 million of additional borrowing capacity at closing, and facilitates continuing improvement and growth opportunities in our business.”

Other participants in the financing included BMO Harris Bank N.A and SunTrust Robinson Humphrey, Inc. as Joint Lead Arrangers and Joint Bookrunners and PNC Bank.